Exhibit 10.26

SECOND AMENDMENT

TO THE

PRUDENTIAL SUPPLEMENTAL RETIREMENT PLAN

(As amended and restated effective as of January 1, 2009)

(Amending to reflect IRC 420 Transfer Under The Prudential Merged Retirement Plan)

Purpose and Background

A.	The Prudential Supplemental Retirement Plan (“Supplemental Plan”) was amended and restated effective as of January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

B.	Pursuant to Resolutions adopted by the Compensation Committee (“Compensation Committee”) of the Board of Directors of The Prudential Insurance Company of America (“Prudential”) at its March 12, 2013 meeting, the Compensation Committee authorized and directed the Senior Vice President of Corporate Human Resources of Prudential (“SVP”) to design and implement, in accordance with Code Section 420(f), a qualified future transfer of “Excess Pension Assets” as defined in Code Section 420(e)(2) of up to Five Hundred Million Dollars ($500,000,000) to be allocated to separate Code Section 401(h) accounts to be established under The Prudential Merged Retirement Plan (“Merged Retirement Plan”) and used for the purpose of paying medical expenses and life insurance premium costs for eligible retired participants and their dependents (the “Section 420 Transfer”).

C.	Pursuant to the foregoing authorization, the SVP, in consultation with senior executives of Prudential and professional advisors to the Merged Retirement Plan, has determined to effectuate a Section 420 Transfer in a dollar amount equal to Three Hundred and Forty Million Dollars ($340,000,000) under the Merged Retirement Plan effective December 6, 2013.

D.	The SVP, on behalf of Prudential and in accordance with the authorization provided by the Compensation Committee, now desires to amend the Supplemental Plan to provide for the full vesting of supplemental benefits for those eligible participants and former participants whose pension benefits under the Merged Retirement Plan will become fully vested effective December 6, 2013, in connection with the Section 420 Transfer.

Resolution

Effective December 6, 2013, the Supplemental Plan is hereby amended as follows:

1.	Section 8.01(c) of the Supplemental Plan is amended in its entirely to read as follows:

(c) Each Participant in service on or after January 1, 1994 (or Beneficiary of such Participant) shall be fully vested in benefits accrued prior to January 1, 1994 under the Plan. In addition (i) each participant whose benefits under the Prudential Merged Retirement Plan are vested in connection with the “2007 Qualified Future Transfer” (as such term is defined in Section 2602(a)(1) of such plan) pursuant to the provisions of Section 2604(a) of the Prudential Traditional Retirement Plan shall also be vested in the benefits accrued under the Plan and (ii) each participant whose benefits under the Prudential Merged Retirement Plan are vested in connection with the “2013 Qualified Future Transfer” (as such term is defined in Section 2603(a)(1) of such plan) pursuant to the provisions of Section 2604(a) of the Prudential Traditional Retirement Plan shall also be vested in the benefits accrued under the Plan.

2.	All capitalized terms not defined herein shall have the meanings ascribed to them in the Supplemental Plan.

3.	Except where otherwise expressly amended herein, the Supplemental Plan is ratified and confirmed and shall continue in full force and effect.

Date: December 3, 2013	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

/s/ Sharon C. Taylor
Sharon C. Taylor
Senior Vice President of
Corporate Human Resources

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